EXHIBIT 21

Subsidiaries of Numerex Corp.

Broadband Networks, Inc.	(Tier 1)
DCX Systems, Inc.	(Tier 1)
Digilog, Inc.	(Tier 1)
Numerex Investment Corp.	(Tier 1)
BNI Solutions LLC	(Tier 2)
DCX Systems (Australia) Pty Limited	(Tier 2)
Numerex Solutions LLC	(Tier 2)
MobileGuardian LLC	(Tier 2)
Cellemetry LLC [1]
Uplink Security, Inc.	(Tier 2)

Tier 1 subsidiaries are those owned directly by Numerex Corp. Tier 2 are subsidiaries of Numerex Corp.’s subsidiaries.

1Prior to March 28, 2003 the Company owned 60%. Cingular Wireless LLC owned the remaining 40%. After March 28, 2003 the Company owned 100%.

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